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                                                                    EXHIBIT 10.3


                  [INSITUFORM TECHNOLOGIES, INC. LETTERHEAD]


March 7, 2003


Mr. Thomas S. Rooney, Jr.
3038 Shinnecock Hills Drive
Duluth, Georgia 30097

Dear Tom:

This letter will confirm the offer we discussed to have you join us as the President and Chief Operating Officer of Insituform Technologies, Inc. ("ITI"). The principal terms and conditions of the offer are as follows:

1. Base Salary. The annual base salary for the position of President and Chief Operating Officer will be $350,000. Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors of ITI.

2. Annual Incentive Bonus. You will be entitled to receive an annual incentive bonus in an amount calculated as a percentage of your base salary determined by reference to: (i) a range of percentages identified by the Compensation Committee based upon a center point objective of 60% (intended to provide an opportunity of up to two times such center point) and (ii) the accomplishment by ITI of such annual goals attendant to such range as shall also have been determined by the Compensation Committee. The foregoing annual goals will be determined as reasonable targets given ITI's results of operations and prospects, intended to provide you with incentives to achieve such performance. You will receive a minimum of 60% of your potential 2003 annual incentive bonus (based on the 60% center point objective and disregarding any proration for partial year service), which will be payable in March 2004. The amount and criteria for your annual incentive bonus will be reviewed annually by the Compensation Committee.

3. Long Term Incentives. You are eligible to participate in the Insituform Technologies, Inc. Long-Term Incentive Plan (the "LTIP"), which includes both equity and cash compensation. Equity grants are made under the Insituform Technologies, Inc. 2001 Employee Equity Incentive Plan. LTIP grants for officers are determined by the Compensation Committee on an annual basis. For 2003, you will be granted:

         (a) Stock options to purchase 32,200 shares of ITI Class A common shares, $.01 par value ("COMMON STOCK"), such options to become exercisable with respect to 25% of such shares on the grant date and on each of the first, second and third anniversaries of the grant date. The strike price for the options will be the closing market price of the Common Stock on the date your options are granted by the Compensation Committee, which is expected to be the first day of your active employment with ITI. The options will expire on the seventh anniversary of the
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Mr. Thomas S. Rooney, Jr.
March 7, 2003
Page 2
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grant date. To the maximum extent permitted under the limitations contained in the Internal Revenue Code, the options will be "incentive stock options," with the remainder being non-qualified stock options.

         (c) 12,800 shares of restricted Common Stock. The restricted stock will vest 100% three years after the grant date, in a cliff vesting arrangement. No restricted stock may be sold until at least three years following the grant date, and will be subject to the terms of a restricted stock agreement. The restricted stock will be granted by the Compensation Committee, with such grant expected to occur on the first day of your active employment with ITI.

         (d) a target award amount of $285,000 under the 2003-2005 Long Term Executive Cash Performance Program, payable in March 2006 based on the achievement of goals established by the Compensation Committee during the three year period.

4. Deferred Compensation. You are eligible to participate in the Senior Management Voluntary Deferred Compensation Plan (the "DCP"). Tax deferred contributions may be made into the DCP after the maximum allowable contribution (as defined by the IRS) has been made into ITI's 401(k) plan. The first 3% of DCP contributions are matched by ITI at 100% and the next 2% of contributions are matched at a 50% rate. The maximum company match into both the 401(k) and DCP together is $8,000.

5.  Additional Benefits.

         (a) You will be provided with a car allowance of $850 per month, subject to adjustment in accordance with ITI's policy.

         (b) You will be reimbursed for country club membership fees (extending to initiation fees or membership share purchases, up to a maximum amount of $35,000, and to ongoing dues) for one club of your choice in the St. Louis, Missouri area.

         (c) You are eligible to participate in the company's medical, dental, vision, life insurance, and long-term disability plans, and any future plans and programs implemented by ITI for its employees generally or by the Compensation Committee for you specifically, and in the ITI 401(k) Profit Sharing Plan and any future plans or programs supplemental to the ITI 401(k) Profit Sharing Plan. Details about specific benefits will be provided to you in benefit plan documents.

         (d) You will receive holidays in accordance with ITI's policy. During 2003, you will receive three weeks vacation, prorated for the number of days employed during the year. During your fifth year of employment and beyond, you will receive four weeks vacation.

         (e) You will be provided relocation assistance as provided for in ITI's relocation policy, including reimbursement for the cost of temporary accommodations and weekly travel to and from your current home for a mutually agreeable period prior to relocating your family to St.


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Mr. Thomas S. Rooney, Jr.
March 7, 2003
Page 3
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Louis. Your relocation, including the sale of your home, must be handled through
ITI's relocation coordinator. In addition to ITI's standard relocation program, you will receive a relocation allowance of $41,000 upon the purchase or lease of your home in the St. Louis area.

6. Severance. As President and Chief Operating Officer, you will report to the Chief Executive Officer and you will serve at the pleasure of the ITI Board of Directors; however, if your employment is terminated by ITI for reasons other than "cause" (as defined below) during your first twenty-four months' of employment, you will receive, upon such termination, a severance payment equal to twelve months' base salary, car allowance and medical/dental benefits.

The amount of "base salary" will be calculated as the product obtained by multiplying (i) the number of months of severance to which you are entitled by
(ii) your highest monthly base salary during the twelve months prior to termination.

"Cause" shall be defined as:

         (i) your willful and continued failure to perform substantially your duties with ITI or any of its affiliates (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Chairman of the Board of Directors which specifically identifies the manner in which the Board of Directors believes that you have not substantially performed your duties; or

         (ii) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to ITI, whether or not subsequently discontinued or corrected; or

         (iii) your conviction of a crime other than misdemeanor traffic offenses or commission of an act of moral turpitude; or

         (iv) your inability to report for work for a period of four months or greater.

No act or failure to act, on your part, shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of ITI. The cessation of employment shall not be deemed to be for "cause" unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of no less than a majority of the entire membership of the Board of Directors, finding that, in the good faith opinion of the Board of Directors, you are guilty of the conduct described.

7. Confidentiality and Non-Competition; Code of Conduct; Drug Testing. You must sign ITI's standard Employee Confidentiality, Work Product and Non-Competitive Agreement. You must sign and agree to abide by ITI's Business Code of Conduct. You must successfully pass ITI's standard drug screen.

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Mr. Thomas S. Rooney, Jr.
March 7, 2003
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         This letter (and the terms of the plans, documents and standard agreements referred to herein) contain the entire agreement of the parties with respect to the subject matter hereof, and supersede any and all prior understandings, commitments and agreements with respect thereto. The terms of this letter (but not the standard agreements referred to herein) will expire when the severance provisions expire.

         Your appointment as President and Chief Operating Officer will not be effective until your first day of active employment with ITI at its executive offices in Chesterfield, Missouri, which must occur within six weeks of the date of this letter.

         If the above terms accurately reflect your understanding and agreement, please sign this letter where indicated below and return it to me acknowledging your acceptance.

Very truly yours,

INSITUFORM TECHNOLOGIES, INC.

By: /s/  Anthony W. Hooper
   ------------------------------------
   Anthony W. Hooper
   Chairman and Chief Executive Officer


ACCEPTED AND AGREED:

   /s/  Thomas S. Rooney, Jr.
   ------------------------------------
   Thomas S. Rooney, Jr.


Date: March 8, 2003